Exhibit 10.1

LTO Holdings, LLC Letter Agreement

November 3, 2020

LETTER AGREEMENT

Parties: Kevin Sisti LTO Holdings, LLC 93B Deming Road Berlin, CT 06037 – 1514	Parties: LMP Finance, LLC. (LMP) 500 East Broward Boulevard Suite 1900 Fort Lauderdale, FL 33394

Dear Mr. Sisti:

This letter shall serve as an Agreement between LTO Holdings, LLC (“LTO”) and LMP Finance, LLC (“LMP”), concerning the process by which LTO will order vehicles for purchase from LMP.

The parties agree that no later than seven (7) days prior to submitting a vehicle order for lease or subscription to LMP, LTO will provide written notice to LMP via electronic mail of the proposed order date, the manufacturers and model numbers of the vehicles in the proposed order. LMP will provide LTO with pricing at least 10% below suggested manufacturer retail pricing within three (3) days of the order date. LTO will be required to submit to LMP a non-refundable partial payment equal to ten percent (10%) of the total price of the cap cost reduction for the vehicles to be ordered. LTO shall not receive any vehicles from any order for which it has not sent the non-refundable partial-payment and signed a leasing and/or subscription agreement with LMP.

In order to receive the above stated favorable pricing from LMP, LTO agrees that it will exclusively lease and/or subscribe new vehicles from LMP for a period of two years in the amount of at least $24 million following the execution of this Letter Agreement.

Please execute this Letter Agreement below to indicate LTO’s agreement with these terms.

LMP Finance, LLC

By:	/s/ Sam Tawfik
Name:	Sam Tawfik
Chief Executive Officer

LTO Holdings, LLC

By:	/s/ Kevin Sisti 11-3-20
Name:	Kevin Sisti
Managing Partner